Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter 2024 Net Income of $2.0 Million

Net interest margin expanded for the second consecutive quarter, and low-cost deposits acquired with the recently completed East Syracuse branch purchase are expected to benefit total funding costs

OSWEGO, N.Y., July 29, 2024 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced second quarter 2024 net income available to common shareholders of $2.0 million, or $0.32 per basic and diluted share, consistent with the $2.0 million, or $0.32 per basic and diluted share, earned in the second quarter of 2023. The Company's total revenue, which is comprised of net interest income, before provision for credit losses, and total noninterest income, for the second quarter of 2024, was $10.7 million, decreasing by $128,000, or 1.2%, compared to the same quarter in 2023.

Second Quarter 2024 Key Results:

•
Net Interest Income of $9.5 million in the quarter decreased by $252,000, or 2.6% from June 30, 2023.
•
Non-Interest Income of $1.2 million in the quarter increased by $124,000, or 11.4% from June 30, 2023 driven by various fees associated with our loan and deposit accounts.
•
Non-Interest Expense of $7.9 million in the quarter increased by $734,000, or 10.2% from June 30, 2023 due primarily to increases in salaries and benefits and professional and other services.
•
Total Deposits were $1.10 billion at the end of the second quarter, relatively flat to June 30, 2023.
•
Total Loans were $888.3 million at the end of the second quarter, reflecting a $2.8 million decrease from June 30, 2023.

“Our outlook remains positive, bolstered by the recent acquisition of the East Syracuse branch completed last week, strategically strengthening Pathfinder’s presence in Central New York. This region is positioned for outstanding economic growth through significant public and private investments in the semiconductor industry and its supporting infrastructure. With $186 million in deposits and $30 million in loans, the branch acquisition is designed to improve our liquidity profile and earnings, while enhancing our ability to serve the community in this dynamic market,” said President and Chief Executive Officer James A. Dowd. “We are also pleased with the improvement in net interest margin, which has modestly expanded for two consecutive quarters in what continues to be an unprecedented interest rate environment.”

The average cost of deposits acquired in the East Syracuse branch acquisition was approximately 1.99% (excluding Core Deposit Intangible), and the Company intends to utilize the additional liquidity to pay down approximately $150 million of borrowings that have an average cost of approximately 5.33% in three months ending June 30, which is expected to benefit total funding costs in the third quarter of 2024.

“In addition, we are making measured strategic investments in customer-facing technologies to better serve our customers and improve operational efficiencies, while continuing to benefit from our interactions with Castle Creek Capital’s ecosystem of financial institutions and fintech companies to help us control noninterest expenses and serve customers in new ways."

“From an asset quality perspective, we continue to manage the risk of our nonperforming loans by maintaining what we believe is a prudent allowance for credit losses, which increased during the second quarter to 1.90% of loans at period end. While net loan charge offs represented just 0.02% of average loans in the second quarter and provision expense declined to $290,000 for the three months ended June 30, we intend to further enhance the Bank’s approach to managing credit risk as part of our commitment to continuous improvement and long-term shareholder value creation.”

Dowd also took the opportunity to welcome Justin K. Bigham, CPA, who as previously announced was named Senior Vice President and Chief Financial Officer, effective at the end of last month. "Justin brings deep financial expertise and a broad understanding of the banking sector, including comprehensive knowledge and experience across finance, accounting, retail and small business banking, wealth management, insurance and marketing. Justin’s experience, leadership skills, and shared values will help drive our strategy and growth ambitions and deliver value. I am excited to work with Justin and welcome him to the Pathfinder family," Dowd said.

East Syracuse, New York Branch Purchase

The Company filed Form 8-K on July 22, 2024, and announced that it completed the purchase and assumption of the East Syracuse branch of Berkshire Bank, the banking subsidiary of Berkshire Hills Bancorp, Inc. In connection with the purchase, the Company assumed approximately $186 million in deposits and acquired approximately $30 million in loans.

Components of Net Interest Income and Net Interest Margin

In the second quarter of 2024, the Bank's net interest income, before provision for credit losses, was reported at $9.5 million, a 2.6% decrease, or a reduction of $252,000, from the corresponding quarter in 2023. An increase in interest and dividend income of $2.4 million was more than offset by an increase in interest expense of almost $2.7 million.

This increase in interest and dividend income of $2.4 million was primarily attributed to loan yield increases of 44 basis points, investment securities and federal funds sold average balance increases of $68.3 million, and investment securities and federal funds sold average yield increases of 75 basis points. The corresponding increase in loan interest income and investment securities and federal funds sold interest income was $698,000 and $1.7 million, respectively.

The increase in interest expense of $2.7 million, compared to the prior quarter, was predominantly the result of a change in the Bank's deposit mix and a rise in average rates paid on interest-bearing liabilities, reflecting the competitive conditions in the current interest rate environment.

As a result, the net interest margin for the second quarter of 2024 was 2.78%, compared to 2.75% in the first quarter of 2024, and 2.96% in the second quarter of 2023. The increase of three basis points compared to the first quarter was driven by asset yield improvements partially offset by deposit cost increases. The decline in net interest margin compared to the second quarter of 2023 was primarily attributed to higher funding costs related to the current high interest rate environment and repricing within the deposit portfolio, partially offset by an increase in the average yield on interest-earning assets.

Provision for Credit Losses

The provision for credit losses was $290,000 in the second quarter, reflecting a decrease of $850,000 compared to the same period in 2023. The June 30, 2023, provision for credit losses of $1.14 million was attributed to two large commercial real estate and commercial loan relationships experiencing credit deterioration. The June 30, 2024 provision for credit losses included an increase in specific reserves of approximately $665,000, partially offset by improvement in certain qualitative and other factors that resulted in a net increase in the provision for loans of $304,000. The remaining components in provision for credit losses was a net reduction of $14,000.

The Bank continues to diligently monitor credit portfolios, particularly those considered sensitive to prevailing economic stressors, and apply conservative loan classification and reserve building methodologies.

Noninterest Income

Pathfinder's noninterest income for the second quarter of 2024 amounted to $1.2 million, reflecting an increase of $124,000 compared to the same quarter of 2023. This increase can primarily be attributed to the factors influencing recurring noninterest income, which excludes volatile items such as unrealized gains or losses on equity securities, as well as nonrecurring gains on sales of loans, investment securities, foreclosed real estate, premises, and equipment.

Recurring noninterest income during the quarter ended June 30, 2024 increased $155,000, or 13.6%, as compared to the same quarter in 2023. This is primarily due to an increase of $79,000 in debit card interchange fees, as a result of increased gross interchange revenues related to higher levels of consumer activity. Other components of noninterest income that also increased during the quarter ended June 30, 2024 include a $45,000 increase in loan servicing fees, a $27,000 increase in service charges on deposit accounts, and a $24,000 increase in earnings and gain on bank owned life insurance. These modest increases were partially offset by an aggregate decrease of $20,000 in other noninterest income categories.

The $31,000 year-over-year decrease in all other (nonrecurring) categories of noninterest income was primarily the result of a $77,000 decrease in sales of loans and foreclosed real estate during the three months ended June 30, 2024 as compared to the same period in 2023. Partially offsetting this decrease were lower losses on marketable equity securities in the amount of $30,000, and a $16,000 increase in gains on sales and redemptions of investment securities.

Second quarter results reflect the Bank’s strategy to proactively seek out and capitalize on new opportunities to diversify and enhance recurring noninterest income’s contribution to total revenue. As the Bank moves forward with its growth strategy, noninterest income is anticipated to play an increasingly vital role in maintaining a well-balanced and resilient financial profile.

The following table details the components of noninterest income for the three and six months ended June 30, 2024, and 2023:

Unaudited	For the three months ended				For the six months ended
(In thousands)	June 30, 2024	June 30, 2023	Change		June 30, 2024	June 30, 2023	Change
Service charges on deposit accounts	$330	$303	$27	8.9%	$639	$570	$69	12.1%
Earnings and gain on bank owned life insurance	167	143	24	16.8%	324	301	23	7.6%
Loan servicing fees	112	67	45	67.2%	200	139	61	43.9%
Debit card interchange fees	191	112	79	70.5%	310	433	(123)	-28.4%
Insurance agency revenue	260	271	(11)	-4.1%	657	691	(34)	-4.9%
Other charges, commissions and fees	234	243	(9)	-3.7%	678	499	179	35.9%
Noninterest income before gains	1,294	1,139	155	13.6%	2,808	2,633	175	6.6%
Gains (losses) on sales and redemptions of investment securities	16	-	16	0.0%	(132)	73	(205)	-280.8%
Gain on sales of loans and foreclosed real estate	40	117	(77)	-65.8%	58	142	(84)	-59.2%
Non-recurring gain on lease renegotiations	-	-	-	0.0%	245	-	245	100.0%
Losses on marketable equity securities	(139)	(169)	30	-17.8%	(31)	(169)	138	-81.7%
Total noninterest income	$1,211	$1,087	$124	11.4%	$2,948	$2,679	$269	10.0%

Noninterest Expense

For the second quarter of 2024, Pathfinder Bank reported noninterest expenses of $7.9 million. This represents an increase of approximately $734,000, or 10.2%, compared to the same period in 2023.

Salaries and benefits increased $493,000, or 12.6% during the quarter ended June 30, 2024, as compared to June 30, 2023. Headcount increases drove approximately $285,000 and salary adjustments related to merit and wage inflation accounted for approximately $208,000. These adjustments for merit and wage inflation are crucial in maintaining competitive remuneration packages to attract and retain talent in the dynamic banking sector.

Professional and other services increased $193,000 during the second quarter of 2024, as compared to the same quarter in 2023. This increase is primarily due to $116,000 of nonrecurring expenses associated with a review of technology enhancements meant to drive improvements in operational efficiencies. The remaining increase in professional and other services of $77,000 is spread across several smaller consulting engagements. All other remaining noninterest expense categories had an aggregate increase of $48,000, or 1.7%.

The following table details the components of noninterest expense for the three and six months ended June 30, 2024, and 2023:

Unaudited	For the three months ended				For the six months ended
(In thousands)	June 30, 2024	June 30, 2023	Change		June 30, 2024	June 30, 2023	Change
Salaries and employee benefits	$4,399	$3,906	$493	12.6%	$8,728	$8,089	$639	7.9%
Building and occupancy	914	979	(65)	-6.6%	1,730	1,831	(101)	-5.5%
Data processing	550	483	67	13.9%	1,078	1,036	42	4.1%
Professional and other services	696	503	193	38.4%	1,258	1,039	219	21.1%
Advertising	116	166	(50)	-30.1%	221	372	(151)	-40.6%
FDIC assessments	228	222	6	2.7%	457	441	16	3.6%
Audits and exams	123	158	(35)	-22.2%	293	317	(24)	-7.6%
Insurance agency expense	232	283	(51)	-18.0%	517	544	(27)	-5.0%
Community service activities	39	66	(27)	-40.9%	91	96	(5)	-5.2%
Foreclosed real estate expenses	30	18	12	66.7%	55	32	23	71.9%
Other expenses	581	390	191	49.0%	1,186	901	285	31.6%
Total noninterest expenses	$7,908	$7,174	$734	10.2%	$15,614	$14,698	$916	6.2%

Statement of Financial Condition at June 30, 2024

As of June 30, 2024, Pathfinder Bancorp, Inc.'s statement of financial condition reflects total assets of $1.45 billion. This represents a slight decrease from the $1.47 billion recorded at December 31, 2023, a contraction of $19.6 million, or 1.3%. The observed reduction in assets since December 31, 2023 is primarily due to a decrease in total loan balances, which declined from $897.2 million to $888.3 million, representing a decrease of $8.9 million or approximately 1.0%. This contraction in the loan portfolio reflects both normal fluctuations in loan repayments and a strategic recalibration to focus on higher-yielding products with high quality, in-market borrowers.

Additionally, interest-earning deposits experienced a significant reduction since December 31, 2023 from $36.4 million to $19.8 million, contributing to the decrease in total cash and cash equivalents, which fell from $48.7 million to $31.8 million. A deliberate shift in investments reduced held-to maturity securities from $179.3 million at December 31, 2023 to $166.3 million at June 30, 2024, a decrease of $13.0, or 7.3%. Conversely, the Bank saw growth in its available-for-sale securities from $258.7 million to $275.0 million, at December 31, 2023 and June 30, 2024, respectively, and an increase in other assets, which grew by $3.1 million in the current quarter.

With respect to liabilities, total deposits demonstrated stability, with a slight decrease of $18.8 million or 1.7%, from $1.12 billion at December 31, 2023 to $1.10 billion at June 30, 2024. The decrease in deposits was primarily due to seasonal fluctuations of municipal depositors. The stability reflects the Company's ability to maintain strong customer relationships and a solid funding base amidst competitive pressures.

Shareholders' equity saw a rise of $3.9 million or about 3.2%, increasing from $119.5 million at the end of 2023 to $123.3 million by the end of June 2024. This uptrend was primarily fueled by the Bank's profitable operations, with net income contributing to the increment in retained earnings, which increased from $76.1 million to $78.9 million, net of dividends distributed to shareholders.

Asset Quality

The Bank reported an increase in the nonperforming loans ratio from 1.92% at the end of December 2023 to 2.76% at the end of June 2024. This was recognized within the Company’s $917,000 increase to the allowance for credit losses ("ACL") of $16.9 million, or 1.90% of loans, as of June 30, 2024, compared to $16.0 million, or 1.78% of loans, at the end of 2023. This reserve underscores the Bank’s prudent approach to potential credit risks and its capacity to absorb potential loan losses.

The Company remains vigilant in its oversight of asset quality and maintenance of what it believes are prudent reserves for credit losses. Management continues to proactively monitor and address asset quality, including the close surveillance of nonaccrual loans. The reported ACL as of June 30, 2024, incorporates management’s estimates of future collectability, adjusting for current conditions and forward-looking economic forecasts. The Bank’s strategies, including the ongoing refinement of its credit risk practices, aim to bolster the loan portfolio against future uncertainties.

The following table summarizes nonaccrual loans by category and status at June 30, 2024:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	23	$1,737	$76	71%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,339	1,339	77%

The borrower is making interest only and escrow payments. Strategic initiatives are being implemented by the borrower that will provide cash flow for future debt requirements under a modified debt restructure; inclusive of the sale of the building to a qualified buyer.

	Office Space	1	1,665	1,665	77%

The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is in the process of securing grants and tax credit funding. The Bank is in regular communication with the borrower.

	Recreation/Golf Course/Marina	1	1,368	1,368	55%	The borrower is in the process of restructuring debt and loan payments for its seasonal business.
	All other	10	2,049	205	132%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		11	2,312	210	(1)	Individual lines are under active resolution management by the Bank.

Commercial and industrial loans:		21	9,783	466	(1)	Individual loans are under active resolution management by the Bank.

Consumer loans:		136	4,237	31	(1)	Individual loans are under active resolution management by the Bank.
		204	$24,490

(1) These loans were originated as unsecured or with minimal collateral.

Liquidity

The Company has diligently ensured a strong liquidity profile as of June 30, 2024, to meet its ongoing financial obligations. The Bank's liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution's leadership.

The Bank's analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. In the second quarter of 2024, the Bank's non-brokered deposit balances decreased modestly to $865.7 million at June 30, 2024 from $877.4 million at June 30, 2023. In line with this strong liquidity stance, the Bank's total deposits remain stable and were $1.10 billion at June 30, 2024 as compared to $1.10 billion and $1.12 billion at June 20, 2023 and December 31, 2023, respectively. This further underscores the success of the Bank’s strategic initiatives in deposit gathering, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

The Bank continues to fortify its liquidity position through established alliances, including its longstanding partnership with the Federal Home Loan Bank of New York ("FHLB-NY"). By the end of the current quarter, Pathfinder Bancorp had an available additional funding capacity of $42.1 million with the FHLB-NY, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $29.4 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Pathfinder Bancorp's oversight extends to continuous liquidity monitoring, ensuring that it is positioned to withstand financial market fluctuations. The Bank's deposit base remained stable at $1.10 billion as of June 30, 2024. Out of this amount, the portion above the FDIC insurance limits is well-managed, with $56.7 million safeguarded by a reciprocal deposit program and $100.0 million in municipal deposits fully collateralized by high-quality securities at June 30, 2024. This leaves the remaining fraction of $82.4 million, or 7.5%, of total deposits, as uninsured. Pathfinder Bancorp’s liquidity management strategies and comprehensive risk mitigation measures demonstrate the Bank’s capacity to maintain liquidity and financial resilience, ensuring operational continuity and the continuing growth of stakeholder confidence.

Cash Dividend Declared

On July 1, 2024, Pathfinder Bancorp declared its quarterly cash dividend, a testament to the Company’s enduring commitment to shareholder returns within a framework of risk management and financial stability. Consistent with the Company’s tradition of sharing success, the Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock reflective of the Company’s solid performance and optimistic outlook.

In addition, this dividend also extends to the notional shares of the Company's warrants. Shareholders registered by July 19, 2024 will be eligible for the dividend, which is scheduled for disbursement on August 9, 2024. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company's market performance, the closing stock price as of June 28, 2024, stood at $13.19 per share. This positions the dividend yield at an attractive 3.03%. The annualized dividend payout ratio, based on the current dividend, is calculated to be 30.2%, underscoring the Board’s strategic approach to capital allocation, shareholder returns and the preservation of a fortified balance sheet.

Pathfinder Bancorp continues to navigate through economic cycles with a prudent and disciplined approach, ensuring that its capital distribution strategy is well calibrated to support sustained growth and long-term shareholder wealth creation.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial Bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has twelve full-service offices, including the East Syracuse branch acquired in July 2024, located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At June 30, 2024, there were 4,719,788 shares of voting common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At June 30, 2024, the Company and subsidiaries had total consolidated assets of $1.45 billion, total deposits of $1.10 billion and shareholders' equity of $124.2 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2024	2023	2024	2023
Condensed Income Statement
Interest and dividend income	$19,022	$16,621	$37,632	$31,664
Interest expense	9,542	6,889	18,752	11,964
Net interest income	9,480	9,732	18,880	19,700
Provision for credit losses	290	1,140	1,016	1,832
Net interest income after provision for credit losses	9,190	8,592	17,864	17,868
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	1,294	1,139	3,053	2,633
Net gains (losses) on sales of securities, fixed assets, loans and foreclosed real estate	56	117	(74)	215
Net realized losses on sales of marketable equity securities	(139)	(169)	(31)	(169)
Noninterest expense	(7,908)	(7,174)	(15,614)	(14,698)
Income before provision for income taxes	2,493	2,505	5,198	5,849
Provision for income taxes	481	530	1,013	1,199

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$2,012	$1,975	$4,185	$4,650
Net income (loss) attributable to noncontrolling interest	12	(7)	65	69
Net income attributable to Pathfinder Bancorp Inc.	$2,000	$1,982	$4,120	$4,581

	As of and for the three months ended
	June 30,	December 31,	June 30,
	(Unaudited)	(Unaudited)	(Unaudited)
	2024	2023	2023
Selected Balance Sheet Data
Assets	$1,446,211	$1,465,798	$1,392,346
Earning assets	1,361,803	1,383,557	1,295,623
Total loans	888,263	897,207	891,111
Total deposits	1,101,277	1,120,067	1,101,100
Borrowed funds	173,446	175,599	129,451
Allowance for credit losses	16,892	15,975	18,796
Subordinated debt	30,008	29,914	29,821
Pathfinder Bancorp, Inc. Shareholders' equity	123,348	119,495	113,775

Asset Quality Ratios
Net loan charge-offs to average loans	0.02%	0.47%	0.06%
Allowance for credit losses to period end loans	1.90%	1.78%	2.11%
Allowance for credit losses to nonperforming loans	68.98%	92.73%	92.37%
Nonperforming loans to period end loans	2.76%	1.92%	2.28%
Nonperforming assets to total assets	1.70%	1.19%	1.48%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2024	2023	2024	2023
Key Earnings Ratios
Return on average assets	0.56%	0.57%	0.58%	0.66%
Return on average common equity	6.49%	6.96%	6.74%	8.08%
Return on average equity	6.49%	6.96%	6.74%	8.08%
Net interest margin	2.78%	2.96%	2.77%	2.99%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,708	4,639	4,704	4,624
Basic and diluted earnings per share - Voting	$0.32	$0.32	$0.66	$0.75
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting	$0.32	$0.32	$0.66	$0.75
Cash dividends per share	$0.10	$0.09	$0.20	$0.18
Book value per common share at June 30, 2024 and 2023			$20.22	$18.74
Tangible book value per common share at June 30, 2024 and 2023			$19.46	$17.98
Tangible common equity to tangible assets at June 30, 2024 and 2023			8.24%	7.87%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	As of and for the six months
	ended June 30,
	(Unaudited)
Non-GAAP Reconciliation	2024	2023
Tangible book value per common share
Total equity	$123,348	$113,775
Intangible assets	(4,612)	(4,628)
Tangible common equity	118,736	109,147
Common shares outstanding	6,100	6,070
Tangible book value per common share	$19.46	$17.98

Tangible common equity to tangible assets
Tangible common equity	$118,736	$109,147
Tangible assets	1,441,599	1,387,718
Tangible common equity to tangible assets ratio	8.24%	7.87%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended .June 30, 2024 and 2023.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended June 30,
	(Unaudited)
	2024			2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans	$885,384	$12,489	5.64%	$907,556	$11,791	5.20%
Taxable investment securities	434,572	5,914	5.44%	369,870	4,296	4.65%
Tax-exempt investment securities	28,944	498	6.88%	29,013	479	6.60%
Fed funds sold and interest-earning deposits	13,387	121	3.62%	9,723	55	2.26%
Total interest-earning assets	1,362,287	19,022	5.59%	1,316,162	16,621	5.05%
Noninterest-earning assets:
Other assets	98,746			94,350
Allowance for credit losses	(16,905)			(18,030)
Net unrealized losses on available-for-sale securities	(10,248)			(12,944)
Total assets	$1,433,880			$1,379,538
Interest-bearing liabilities:
NOW accounts	$92,918	$264	1.14%	$93,560	$100	0.43%
Money management accounts	12,076	3	0.10%	14,159	4	0.11%
MMDA accounts	214,364	2,002	3.74%	244,927	1,622	2.65%
Savings and club accounts	107,558	71	0.26%	127,356	67	0.21%
Time deposits	524,276	5,286	4.03%	468,534	3,832	3.27%
Subordinated loans	29,977	489	6.53%	29,792	483	6.48%
Borrowings	141,067	1,427	4.05%	99,284	781	3.15%
Total interest-bearing liabilities	1,122,236	9,542	3.40%	1,077,612	6,889	2.56%
Noninterest-bearing liabilities:
Demand deposits	171,135			171,882
Other liabilities	17,298			16,129
Total liabilities	1,310,669			1,265,623
Shareholders' equity	123,211			113,915
Total liabilities & shareholders' equity	$1,433,880			$1,379,538
Net interest income		$9,480			$9,732
Net interest rate spread			2.19%			2.49%
Net interest margin			2.78%			2.96%
Ratio of average interest-earning assets to average interest-bearing liabilities			121.39%			122.14%

	For the six months ended June 30,
	(Unaudited)
	2024			2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans	$889,988	$24,757	5.56%	$903,255	$22,449	4.97%
Taxable investment securities	433,156	11,650	5.38%	369,155	8,121	4.40%
Tax-exempt investment securities	29,053	1,006	6.93%	32,726	934	5.71%
Fed funds sold and interest-earning deposits	8,669	219	5.05%	11,930	160	2.68%
Total interest-earning assets	1,360,866	37,632	5.53%	1,317,066	31,664	4.81%
Noninterest-earning assets:
Other assets	96,772			97,754
Allowance for credit losses	(16,498)			(17,542)
Net unrealized losses on available-for-sale securities	(10,701)			(12,738)
Total assets	$1,430,439			$1,384,540
Interest-bearing liabilities:
NOW accounts	$97,213	$526	1.08%	$95,492	$191	0.40%
Money management accounts	11,759	6	0.11%	14,727	8	0.11%
MMDA accounts	212,693	3,935	3.70%	253,214	2,897	2.29%
Savings and club accounts	110,119	144	0.26%	130,427	131	0.20%
Time deposits	525,767	10,426	3.97%	461,793	6,435	2.79%
Subordinated loans	29,954	980	6.54%	29,770	955	6.42%
Borrowings	133,894	2,735	4.09%	93,057	1,347	2.89%
Total interest-bearing liabilities	1,121,399	18,752	3.34%	1,078,480	11,964	2.22%
Noninterest-bearing liabilities:
Demand deposits	170,313			176,339
Other liabilities	16,542			16,269
Total liabilities	1,308,254			1,271,088
Shareholders' equity	122,185			113,452
Total liabilities & shareholders' equity	1,430,439			1,384,540
Net interest income		$18,880			$19,700
Net interest rate spread			2.19%			2.59%
Net interest margin			2.77%			2.99%
Ratio of average interest-earning assets to average interest-bearing liabilities			121.35%			122.12%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	For the three months ended June 30,			For the six months ended June 30,
	(Unaudited)			(Unaudited)
	2024 vs. 2023			2024 vs. 2023
	Increase/(Decrease) due to			Increase/(Decrease) due to
			Total			Total
(In thousands)	Volume	Rate	Increase (Decrease)	Volume	Rate	Increase (Decrease)
Interest Income:
Loans	$(1,639)	$2,337	$698	$(921)	$3,229	$2,308
Taxable investment securities	817	801	1,618	1,545	1,984	3,529
Tax-exempt investment securities	(8)	27	19	(250)	322	72
Interest-earning deposits	26	40	66	(120)	179	59
Total interest income	(804)	3,205	2,401	254	5,714	5,968
Interest Expense:
NOW accounts	(5)	169	164	4	331	335
Money management accounts	(1)	-	(1)	(2)	-	(2)
MMDA accounts	(1,153)	1,533	380	(1,259)	2,297	1,038
Savings and club accounts	(50)	54	4	(49)	62	13
Time deposits	492	962	1,454	984	3,007	3,991
Subordinated loans	3	3	6	6	19	25
Borrowings	385	261	646	717	671	1,388
Total interest expense	(329)	2,982	2,653	401	6,387	6,788
Net change in net interest income	$(475)	$223	$(252)	$(147)	$(673)	$(820)

The above information is preliminary and based on the Company's data available at the time of presentation.